Exhibit 95

	Section 104 S&S Citations	Section 104(b) Orders	Section 104(d) Citations and Orders	Section 110(b)(2) Violations	Section 107(a) Orders	Total Dollar Value of MSHA Assessments Proposed	Total Number of Mining Related Fatalities	Received Notice of Pattern of Violations Under Section 104(e)	Received Notice of Potential to Have Pattern Under Section 104(e)	Legal Actions Pending as of 3/31/2012	Legal Actions Initiated During Period	Legal Actions Resolved During Period
Mine or Operating Name / MSHA Identification Number	(#)	(#)	(#)	(#)	(#)	($)	(#)	(yes/no)	(yes/no)	(#)	(#)	(#)
Revloc Refuse Site ID # 3608032	0	0	0	0	0	0	0	No	No	0	0	0